                                                                 Exhibit 4.5(h)

                                FIFTH AMENDMENT

                                      TO

                          LOAN AND SECURITY AGREEMENT

     This Fifth Amendment ("Fifth Amendment"), dated as of this 22nd day of December, 1994 to a Loan and Security Agreement dated December 27, 1991 and previously amended by amendments dated September 2, 1992, July 30, 1993, June 13, 1994 and September 12, 1994, is entered into by and between THE CIT GROUP/EQUIPMENT FINANCING, INC. ("CIT"), a New York corporation, having an address at 1211 Avenue of the Americas, New York, New York 10036 and FORSTMANN & COMPANY, INC., a Georgia corporation, having its principal executive offices at 1185 Avenue of the Americas, New York, New York 10036.

                                   RECITALS

     A. CIT and Debtor first entered into a Loan and Security Agreement (the "Original Loan Agreement") dated December 27, 1991.

     B. CIT and Debtor thereafter entered into an Amendment Agreement (the "First Amendment"), amending the Original Loan Agreement in certain respects, on September 2, 1992.

     C. Pursuant to a Second Amendment to Loan and Security Agreement dated as of July 30, 1993 (the "Second Amendment"), CIT committed to provide up to Six Million Dollars ($6,000,000) in additional loans to Debtor.

     D. The Original Loan Agreement was thereafter further amended by amendments dated June 13, 1994 and September 12, 1994 (The Original Loan Agreement, as amended to date by each of the foregoing amendments, is sometimes referred to herein as the "Amended Loan Agreement").

     E. Debtor has requested that CIT make additional Loans to Debtor and CIT has agreed to make such Loans, subject to the terms of the Original Loan Agreement, as amended by each of the prior amendments, and as further amended by this Fifth Amendment.

     NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the parties hereto hereby agree as follows:

     SECTION 1.  DEFINED TERMS
                 -------------

     1.1   Terms Defined in Original Loan Agreement.  Terms used herein which
           ----------------------------------------
are not otherwise defined or modified herein, shall be used herein with the meanings set forth in the

Amended Loan Agreement. Without limiting the generality of the foregoing, the term "Equipment" shall include, in addition to all items of Equipment previously
      ---------
financed by CIT, all Equipment financed with the proceeds of any of the Further Loans made pursuant to this Fifth Amendment; the term "Collateral" shall
                                                       ----------
include, in addition to all Collateral in which Debtor has previously granted a security interest to Debtor, all additional Collateral in which Debtor has granted or will grant a security interest to CIT pursuant to this Fifth Amendment; and the term "Obligations" shall include, in addition to all
                         -----------
Obligations of Debtor existing on the date hereof, all Obligations evidenced by the Further Notes or otherwise created or arising pursuant to this Fifth Amendment.

     1.2  Additional Defined Terms.  The following additional terms shall be
          ------------------------
added to the Amended Loan Agreement and inserted in their proper alphabetical sequence:

     "Amended Loan Agreement" shall mean the Original Loan Agreement, as amended
      ----------------------
by Amendments dated September 2, 1992, July 30, 1993, June 13, 1994 and September 12, 1994.

     "Commitment Period for Further Loans" shall mean the period commencing on
      -----------------------------------
the Fifth Amendment Closing Date and ending on July 31, 1995.

     "Fifth Amendment" shall mean this Fifth Amendment to Loan and Security
      ---------------
Agreement.

     "Fifth Amendment Closing Date" shall mean the date on which this Fifth
      ----------------------------
Amendment is executed and delivered by the parties.

     "Further Loan Documents" shall mean this Fifth Amendment and the other
      ----------------------
agreements, instruments and certificates executed in connection with the making of the Further Loans, including each Further Note and Supplement, as any of the foregoing may be modified, amended, restated or extended.

     "Further Loans" shall mean one or more of the additional loans made by CIT
      -------------
to Debtor pursuant to subsection 2.1 of this Fifth Amendment.

     "Further Notes" shall mean the promissory notes of Debtor executed and
      -------------
delivered by Debtor to evidence the Further Loans, substantially in the form of Exhibit A, annexed hereto, as the same may from time to time be modified, amended, restated or extended.

     "Original Loan Agreement" shall mean the Loan and Security Agreement, as
      -----------------------
originally executed by Debtor and CIT on December 27, 1991.

     "Second Additional Commitment" shall mean the obligation of CIT described
      ----------------------------
in Section 2.1 of this Fifth Amendment to make up to Five Million ($5,000,000) Dollars in Further Loans to Debtor during the Commitment Period for the Further Loans.

     "Treasury Rate for Further Loans" shall mean a rate per annum equal to the
      -------------------------------
yield to maturity for the United States Treasury obligation having a remaining term to maturity closest to three years as at the close of business on the third Business Day prior to the making of a Further Loan pursuant to the Fifth Amendment, as reported on page 5 ("U.S. Treasury and Money Markets") of the information ordinarily provided by Telerate Systems, Inc. If at any time such service shall no longer publish such rates, or shall publish the rate information in a different format, CIT shall select an alternative source which then publishes the yields on United States Treasury securities.

                 SECTION 2.  AMOUNT AND TERMS OF FURTHER LOANS
                             ---------------------------------

     2.1  Commitment.  Subject to the terms and conditions of this Fifth
          ----------
Amendment and the Amended Loan Agreement, CIT agrees to make up to two (2) Further Loans to Debtor, from time to time during the Commitment Period for the Further Loans, in accordance with the limitations described in this section, in an aggregate amount not to exceed Five Million ($5,000,000) Dollars; provided,
                                                                     ---------
that none of the Further Loans shall exceed eighty five (85%) percent of the Cost of the Equipment designated by Debtor on a Supplement with respect to such Further Loan; and provided, further that the first of the Further Loans made
                  --------  -------
hereunder shall be in a minimum amount of Two Million ($2,000,000) Dollars. The Equipment acquired by Debtor in connection with any Further Loan shall consist of new weaving, winding and spinning equipment which is satisfactory to CIT. Debtor shall give CIT at least ten Business Days' prior written notice of the date and amount of each proposed Further Loan, except in the case of the initial Further Loan, which may be made on at least two Business Days' notice. All Further Loans shall be funded by wire transfer of immediately available funds.

     2.2  The Notes.  (a) Each Further Loan shall be evidenced by a Note of
          ---------
Debtor, substantially in the form of Exhibit A hereto, with appropriate insertions therein as to amounts and dates. Each Further Note shall (i) be dated the date on which the Further Loan evidenced thereby is made; (ii) be for a term of five (5) years from the date such Further Loan is made; (iii) be stated to be repaid in sixty consecutive equal monthly installments of principal, plus interest, which installments will be payable on the dates and in the amounts set forth in the respective Further Note; and (iv) bear interest from the date thereof on the unpaid principal amount thereof at a rate equal to the Treasury Rate for Further Loans plus two and eight hundred seventy five one-thousandths (2.875%) percent per annum until such amount shall become due and payable (whether at the stated maturity thereof, by acceleration or otherwise).

     (b) Any amount not paid when due under a Further Note shall bear late charges thereon, calculated at the Late Charge Rate, from the due date thereof until such amount shall be paid in full.

     (c) The principal amount of each Further Loan shall be repaid in sixty consecutive equal installments. Payments shall commence thirty (30) days from the date each such Further Loan is made. Interest accrued on the unpaid principal balance of each Further Loan shall be paid with each installment of principal. The remaining principal balance and interest accrued thereon shall be due and payable at maturity.

     (d) Each Further Note shall be identified with the Equipment financed by the Further Loan it evidences by reference to the Supplement covering that Equipment. That identification of each Further Note is for convenience of reference only and is not intended to imply that any Note (including any Further
Note) is collateralized only by the Equipment identified with it; all Notes, Additional Notes and Further Notes being equally secured by all Equipment.

     2.3  Prepayment.  The provisions governing prepayment set forth in Section
          ----------
2.3 of the Original Loan Agreement shall be equally applicable to the prepayment of any or all of the Further Loans to the same extent as if set forth at length herein, except that the 30 month period set forth therein shall be calculated separately for the Further Notes and shall begin as to each of the Further Notes on the date the last of the Further Loans is made.

     2.4  Other Provisions.  The remaining provisions of Section 2 of the
          ----------------
Original Loan Agreement, including 2.4 ("Use of Proceeds"), 2.5 ("Manner of Payment"), 2.6 ("Payment on Non-Business Days"), 2.7 ("Interest Limits"), and
2.8 ("Liability for Returned Payments") shall be equally applicable to each and all of the Further Loans to the same extent as if set forth at length herein.

                    SECTION 3.  CONDITIONS PRECEDENT TO THE
                                FURTHER LOANS.
                                ---------------------------

         3.1  Conditions Precedent to the First of the Further Loans.  CIT shall
         -----------------------------------------------------------
not be required to make the first of the Further Loans hereunder unless on the Closing Date of such Further Loan:

     (a)  Certificate of Incumbency of Debtor.  CIT shall have received a
          -----------------------------------
certificate of incumbency of Debtor signed by the Secretary or Assistant Secretary of Debtor, which certificate shall certify the names of the officers of Debtor authorized to execute any documents hereunder or under any other related document on behalf of Debtor, together with specimen signatures of such officers, and CIT may conclusively rely on such certificate until receipt of a further certificate of the Secretary or Assistant Secretary of Debtor canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

     (b)  Good Standing Certificates.  CIT shall have received a good standing
          --------------------------
certificate for Debtor issued by the Secretary of State of Georgia and by the Secretary of State of each other state in which Debtor is qualified to do business.

     (c)  Charter Documents.  CIT shall have received a copy of the certificate
          -----------------
of incorporation of Debtor, duly certified by the Secretary of State of Georgia, as of a recent date acceptable to CIT, or a certificate of the Secretary or Assistant Secretary certifying that since the date of the prior certificate furnished to CIT on the Closing Date of the Second Amendment, there has been no amendment adopted or other change with respect to Debtor's certificate of incorporation, together with a copy of the by-laws of Debtor, duly certified by the Secretary or Assistant Secretary, or a certificate of such person certifying that there has been no modification, amendment or change to such by-laws since the last date on which Debtor's by-laws were submitted and certified to CIT.

     (d)  Resolutions.  CIT shall have received a certified copy of all
          -----------
corporate proceedings of Debtor evidencing that all actions required to be taken in connection with the authorization, execution, delivery and performance of this Fifth Amendment, the Further Notes, the other Further Loan Documents and the consummation of the transactions contemplated hereby and thereby, have been duly taken.

     (e)  Opinion of Debtor's Counsel.  CIT shall have received the written
          ---------------------------
opinion addressed to it of Jane S. Pollack, Esq., counsel to the Company, in substantially the form annexed hereto as Exhibit B.

     (f)  Increase in Senior Credit Facility.  Debtor shall have entered into an
          ----------------------------------
Amendment to its Senior Credit Facility increasing the amount available under such facility and the amount of such increase shall be acceptable to CIT; provided that prior to effecting such increase, if all other conditions precedent have been satisfied, CIT will fund up to $3,000,000 of the Second Additional Commitment.

     3.2  Conditions of Each Further Loan.  CIT shall not be required to make
          --------------------------------
any Further Loan under this Fifth Amendment (including the first of the Further Loans) unless on the closing date of each Loan, each of the further conditions set forth in Section 3.2 of the Original Loan Agreement, to the extent applicable, shall be satisfied, or waived, except that (i) the representations and warranties referred to in subsection 3.2(h) of the Original Loan Agreement shall include, in addition to the representations and warranties contained in the Original Loan Agreement, or to the extent not applicable, be superseded by, the representations and warranties contained in this Fifth Amendment, (ii) the measurement date contained in subsection 3.2(i) of the Original Loan Agreement for determining the occurrence of a material adverse change shall be deleted and August 1, 1994 shall be substituted in its place, and (iii) the letters of credit previously provided by Debtor shall remain in effect and shall secure the payment of the Further Loans, as well as all prior Loans made by CIT, but no additional letter of credit shall be required.

                  SECTION 4.  REPRESENTATIONS AND WARRANTIES.
                              ------------------------------

     4.1  Reaffirmation.  In order to induce CIT to enter into this Fifth
          -------------
Amendment and to make the Further Loans, Debtor hereby repeats each of the representations and warranties set forth in Section 4 of the Original Loan Agreement, except as modified or otherwise amended by this Fifth Amendment, as if set forth at length herein. Schedule 4.17 of the Amended Loan Agreement is amended in its entirety and the Amended Schedule 4.17 attached hereto is substituted in lieu thereof. In addition, Section 4.7 of the Original Loan Agreement is amended by adding a new Schedule 4.7 in the form annexed hereto.

     4.2  Power and Authority.  Debtor has full power, authority and legal right
          -------------------
to execute and deliver this Fifth Amendment, the Further Notes and each of the other Further Loan Documents, to perform its obligations hereunder and under the Further Loan Documents, to borrow hereunder and to grant the security interests created by the Original Loan Agreement or any other Loan Document.

     4.3  Consents and Permits.  No consent of any other party (including any
          ---------------------
stockholders, trustees or holders of any indebtedness of Debtor), and no consent, license, approval or authorization of, exemption by, or registration or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by Debtor of this Fifth Amendment, the Further Notes or other Further Loan Documents, or the validity or enforceability of this Fifth Amendment, the Further Notes or any other Further Loan Document, including the enforcement by CIT of its rights and remedies hereunder or thereunder, other than those previously obtained or made or which will be obtained or made prior to the making of the first of the Further Loans.

     4.4  No Legal Bar; Senior Debt.  The execution, delivery and performance by
          --------------------------
Debtor of this Fifth Amendment, the Further Notes and the other Further Loan Documents do not and will not violate any provision of any Applicable Laws or of any judgment, award, order, writ or decree of any court or Governmental Authority, will not violate any provision of the charter or by-laws of Debtor and will not violate any provision of or cause a default under any mortgage, indenture, contract, agreement or other undertaking to which Debtor is a party or which purports to be binding upon Debtor or upon any of its assets, except any such violation or default, the consequences of which would not have a Material Adverse Effect, and will not result in the creation or imposition of any Lien on any of the assets of Debtor, other than the security interest created by the Original Loan Agreement. Each of the Further Loans will constitute "senior indebtedness" as such term is defined in, and which Debtor is permitted to incur under, the indenture pursuant to which the Subordinated Notes were issued.

     4.5  Enforceability.  This Fifth Amendment and the other Further Loan Docu
          ---------------
ments have been duly authorized, executed and delivered by Debtor and constitute the legal, valid and binding obligations of Debtor, enforceable in accordance with their respective terms, except to the extent the enforcement of remedies provided for herein may be limited under applicable bankruptcy and insolvency laws and by applicable equitable principles. When executed and delivered, each Further Note will have been duly authorized, executed and delivered by Debtor and shall constitute a legal, valid and binding obligation of Debtor enforceable in accordance with its terms.

     4.6  Financial Condition of Debtor.  The financial statements of Debtor (i)
          ------------------------------
as at and for its fiscal year ended October 31, 1993, audited by Deloitte & Touche, and (ii) as at and for the period ended July 31, 1994, copies of which have heretofore been delivered to CIT, are complete and correct, have been prepared in accordance with GAAP (except in the case of interim financial statements, subject to normal year-end audit adjustments), and present fairly the financial position of Debtor as at said dates and the results of its operations for the period ended on said dates. There are no known material contingent liabilities or material liabilities for taxes which are not reflected in said financial statements or the notes thereto and, except as has been disclosed to CIT, there has been no material adverse change in the financial condition, business or operations of Debtor since said dates.

                             SECTION 5.  COVENANTS
                                         ---------

     5.1  Cash Flow Coverage Ratio.  Paragraph (b) of Section 5.5 of the Amended
          -------------------------
Loan Agreement is hereby amended by deleting the covenant in its entirety and substituting the following in its place:

  "(b) Cash Flow Coverage Ratio.  Debtor will not permit its Cash Flow Coverage
       ------------------------
Ratio, at the end of any of its Fiscal Quarters, based on that Fiscal Quarter and the three immediately preceding Fiscal Quarters, to be less than the following amounts:

FISCAL YEAR OR OTHER
PERIOD                                 MINIMUM RATIO
- -------------------------------        -------------
From 10/31/94 through 1/31/95          1.30 to 1.0

For Each of the Fiscal Quarters        1.20 to 1.0
for the period beginning 2/1/95
and ending 10/31/96

Thereafter                             1.25 to 1.0"

     5.2  Adjusted Leverage Ratio.  Paragraph (c) of Section 5.5 of the Amended
          ------------------------
Loan Agreement is hereby amended by deleting the covenant in its entirety and substituting the following in its place:

     "Adjusted Leverage Ratio.  Debtor will not permit its Adjusted Leverage
      ------------------------
Ratio to exceed at any time the following limits during the respective periods indicated below:

FISCAL YEAR OR OTHER
FISCAL PERIOD               MAXIMUM RATIO
- --------------------------  -------------

During any fiscal year      1.95 to 1.0

At Fiscal Year End 10/95    1.50 to 1.0

At Fiscal Year End 10/96    1.45 to 1.0

At Fiscal Year End 10/97    1.40 to 1.0

Each Subsequent Fiscal
Year End                    1.35 to 1.0


     5.3  Working Capital.  Paragraph (d) of Section 5.5 of the Original Loan
          ----------------
Agreement is hereby amended by deleting the covenant in its entirety and substituting the following in its place:

     "(d) Working Capital.  Debtor shall maintain at all times during the term
          ----------------
of the Loan Agreement Working Capital of at least the following amounts for the respective periods indicated below:

FISCAL YEAR OR OTHER
FISCAL PERIOD                    MINIMUM WORKING CAPITAL
- -------------------------        -----------------------
From 10/31/94 through 10/31/96   $85,000,000

Beginning 11/1/96 and
continuing thereafter            $90,000,000

provided, however, that the minimum amounts of Working Capital set forth for
- --------  -------
each of the respective periods listed above shall be reduced by Five Million ($5,000,000) Dollars during the period from November 1 through and including December 31 of each year".

     5.4  Tangible Capital Funds.  Paragraph (e) of Section 5.5 of the Amended
          -----------------------
Loan Agreement is hereby amended by deleting the covenant in its entirety and substituting the following in its place:

  "(e) Tangible Capital Funds.  Debtor shall maintain at all times during the
       -----------------------
term of the Loan Agreement minimum Tangible Capital Funds of at least the following amounts for the respective periods indicated below:

FISCAL YEAR OR OTHER
FISCAL PERIOD              MINIMUM AMOUNT
- -------------------------  --------------
From 10/31/94 through
10/29/95                   $ 83,000,000

From 10/30/95 through
10/29/96                   $ 88,000,000

FISCAL YEAR OR OTHER
FISCAL PERIOD              MINIMUM AMOUNT
- --------------------       --------------
Beginning 10/30/96 and
continuing thereafter      $ 92,000,000"

                    SECTION 6.  GRANT OF SECURITY INTEREST
                                --------------------------

  Debtor expressly acknowledges and agrees that the security interest granted pursuant to Section 6.1 of the Original Loan Agreement extends to and includes all of the Equipment financed by CIT pursuant to the terms of this Fifth Amendment and described in exhibits attached to Supplements delivered pursuant to this Fifth Amendment. Debtor further agrees that all of the Collateral granted to CIT pursuant to the terms of the Original Loan Agreement (as modified and supplemented by the Second Amendment), expressly including all letters of credit previously provided by Debtor, shall also serve as Collateral for the Further Loans, securing the payment and performance by Debtor of the Further Loans and the obligations of Debtor under the Amended Loan Agreement, as further amended by this Fifth Amendment. Debtor further agrees and confirms that all of the Collateral granted to CIT pursuant to this Fifth Amendment shall secure the payment and performance by Debtor of both the original Loans made pursuant to the terms of the Original Loan Agreement and the Additional Loans made pursuant to the Second Amendment, it being the intention of the parties that all Loans made pursuant to the Loan Agreement shall be cross-collateralized to the fullest extent permitted by law.

                           SECTION 7.  MISCELLANEOUS
                                       -------------

     7.1  Expenses.  Debtor agrees that the provisions of Section 9.3 of the
          --------
Original Loan Agreement shall apply equally to the negotiation, preparation, execution and delivery of this Fifth Amendment and the Further Loan Documents.

     7.2  Commitment Fee.  CIT acknowledges receipt from Debtor of a com mitment
          --------------
fee in the amount of $50,000 (the "Commitment Fee"). Of the foregoing amount, $25,000 shall be non-refundable under all circumstances and may be retained by CIT regardless of whether or not the transactions contemplated by this Fifth Amendment are consummated. The remaining $25,000 shall be refunded to Debtor in accordance with the provisions of this Section. Following the expiration of the Commitment Period for the Further Loans and the deduction by CIT of any and all then outstanding costs and expenses of CIT incurred in connection with this Fifth Amendment and the transactions contemplated hereby (the net amount of the Commitment Fee, determined after deducting the $25,000 non-refundable portion and all fees and expenses incurred by CIT is hereinafter referred to as the "Refundable Portion"), CIT shall make a pro rata refund to Debtor of the Refundable Portion of the Commitment Fee based upon the aggregate principal amount of Further Loans made pursuant hereto relative to the aggregate amount of the Second Additional Commitment. In the event that Debtor declines to consummate the contemplated transaction, CIT may retain the entire Commitment Fee.

     7.3  Ratification.  Other than as specifically set forth herein, Debtor
          ------------
hereby ratifies and confirms the Original Loan Agreement and all instruments and agreements relating thereto, as modified by all prior amendments through the date hereof, confirms that all of the foregoing remain in full force and effect, subject to the terms of this Fifth Amendment, and confirms that each of the foregoing is enforceable against Debtor in accordance with its terms, except to the extent the enforcement of the remedies provided for herein may be limited under applicable bankruptcy and insolvency laws and by applicable equitable principles.

     7.4  Other Provisions.  Except as modified hereby, the provisions of
          ----------------
Section 9 of the Loan Agreement, captioned "Miscellaneous", are incorporated herein by reference as if set forth at length herein and apply equally to the terms of this Fifth Amendment.

  IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                   FORSTMANN & COMPANY, INC.


                   By:/s/Rod J. Peckham
                      -----------------                             -
                      Name:Rod J. Peckham
                      Title:VP and Treasurer


                   THE CIT GROUP/EQUIPMENT
                     FINANCING, INC.


                   By:/s/Burt Feinberg
                      ----------------                             -
                      Name:Burt Feinberg
                      Title:VP